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                 REGISTRATION RIGHTS AND STOCKHOLDERS AGREEMENT

                                      among

                             D and W HOLDINGS, INC.,

                                   as Issuer,

                  GE Investment Private Placement Partners II,

                              a Limited Partnership

                                       and

                           THE PURCHASERS NAMED HEREIN

                          Dated as of October 25, 2000

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                  THIS REGISTRATION RIGHTS AND STOCKHOLDERS AGREEMENT (the
"AGREEMENT") is made and entered into as of October 25, 2000, among D and W Holdings, Inc., a Delaware corporation (together with its successors, the "ISSUER"), [GE Investment Private Placement Partners II, a Limited Partnership (together with its successors, assigns and Affiliates, the "GE Entity")] and the purchasers listed on the signature pages hereto (each a "PURCHASER" and, collectively, the "PURCHASERS").

                  This Agreement is made pursuant to the Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of October 25, 2000, by and among the Issuer and the Purchasers, relating to the sale by the Issuer to the Purchasers of (i) $36.5 million aggregate principal amount of the Issuer's 15% Senior Pay-In-Kind Notes due 2010 (the "NOTES") and (ii) 13,168,922 shares of the Issuer's Series A common stock, par value $.01 per share (the "SERIES A COMMON STOCK"), and 3,292,231 shares of the Issuer's Series B common stock, par value $.01 per share (the "SERIES B COMMON STOCK" and, together with the Series A Common Stock and the Notes, the "Securities").

                  In order to induce the Purchasers to enter into the Purchase Agreement, the Issuer has agreed to provide to the Holders (as defined herein), the registration rights and other rights for the Registrable Securities (as defined herein) set forth in this Agreement. The execution of this Agreement is a condition to the obligations of the Purchasers to purchase the Securities under the Purchase Agreement.

                  In consideration of the foregoing, the parties hereto agree as follows:

                  1. DEFINITIONS.

                  As used in this Agreement, the following capitalized defined terms shall have the following meanings. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Purchase Agreement.

                  "ADVICE" shall have the meaning ascribed to that term in the last paragraph of Section 4.

                  "AFFILIATE" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;
         (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption no more remote than first cousin; or (iii) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. With respect to a Purchaser, an Affiliate shall also include, without limitation, any Person managed or

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         advised by, or controlling or under common control with, such
         Purchaser or any of its Affiliates.

                  "AGREEMENT" shall have the meaning ascribed to that term in the preamble hereto.

                  "BLACK OUT PERIOD" shall have the meaning ascribed to that term in Section 2.1.

                  "BOARD OF DIRECTORS" shall mean the Board of Directors of the Issuer or any authorized committee of such Board of Directors.

                  "BUSINESS DAY" shall mean a day that is not a Legal Holiday.

                  "CAPITAL STOCK" shall mean, (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person; (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and (iii) any rights, warrants or options exchangeable for or convertible into any of the foregoing.

                  "CHANGE OF CONTROL" shall have the meaning ascribed to that term in the Purchase Agreement.

                  "CLOSING TIME" shall have the meaning ascribed to that term in the Purchase Agreement.

                  "COMMON STOCK" shall mean the Series A Common Stock and the Series B Common Stock.

                  "DEMAND" shall have the meaning ascribed to that term in
         Section 2.1.

                  "DEMAND REGISTRATION" shall have the meaning ascribed to that term in Section 2.1.

                  "DISINTERESTED DIRECTORS" shall mean, with respect to any transaction or series of related transactions, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

                  "DRAG-ALONG RIGHTS" shall have the meaning ascribed to that term in Section 3.4.

                  "EFFECTIVENESS PERIOD" shall have the meaning ascribed to that term in Section 2.1.

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time.

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                  "EXCLUDED TRANSFER" shall mean (i) a Transfer by a GE Entity or any of its Affiliates to an Affiliate of such GE Entity so long as such Affiliate agrees to be bound by the transferor's obligations under this Agreement to the same extent as such GE Entity and (ii) a Transfer pursuant to a registered public offering, in which holders of Shares and Registrable Securities have available to them (without cut-back) the rights provided under Section 2.2.

                  "FAIR MARKET VALUE" shall mean the value of any securities as determined (without any discount attributable to (i) the fact that such securities represent a minority equity interest in the Issuer, (ii) the fact that such securities lack liquidity, and (iii) any control premium or any premium attributable to the rights set forth in this Agreement) by an Independent Financial Expert selected by the Issuer for the determination of such value).

                  "GE ENTITY" shall have the meaning ascribed to that term in the preamble hereto.

                  "HOLDER" shall mean each of the Purchasers, for so long as the Purchasers own any Registrable Securities, and their successors, assigns and direct and indirect transferees who become registered owners of Registrable Securities.

                  "INCLUDED SECURITIES" shall have the meaning ascribed to that term in the Section 3.3.

                  "INDEPENDENT FINANCIAL EXPERT" shall mean a United States investment banking firm of national standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest for its proprietary account in the Issuer or any of its Affiliates, (ii) which, in the judgment of the Board of Directors of the Issuer, is otherwise independent with respect to the Issuer and its Affiliates and qualified to perform the task for which it is to be engaged and (iii) which is approved by Holders of more that 75% of the Registrable Securities.

                  "INITIAL PUBLIC EQUITY OFFERING" shall mean a primary underwritten public offering (but excluding any offering pursuant to Form S-8 under the Securities Act or any other publicly registered offering pursuant to the Securities Act pertaining to an issuance of shares of Common Stock or securities exercisable therefor under any benefit plan, employee compensation plan, or employee or director stock purchase plan) and sale of Common Stock of the Issuer pursuant to an effective registration statement under the Securities Act, upon consummation of which the Issuer's Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market System.

                  "ISSUER" shall have the meaning ascribed to that term in the preamble hereto.

                  "LEGAL HOLIDAY" shall mean a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

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                  "LOCK-UP PERIOD" shall have the meaning ascribed to that term in Section 2.1.

                  "MAJORITY HOLDER" shall have the meaning ascribed to that term in Section 2.5.

                  "NOTES" shall have the meaning ascribed to that term in the preamble hereto.

                  "PARTICIPATING HOLDERS" shall have the meaning ascribed to that term in Section 3.3.

                  "PERSON" shall mean any individual, corporation (including, without limitation, a business trust, professional corporation and insurance company), limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any legally recognizable entity.

                  "PIGGY-BACK REGISTRATION" shall have the meaning ascribed to that term in Section 2.2.

                  "PREFERRED STOCK", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

                  "PROPOSED PURCHASER" shall have the meaning ascribed to that term in Section 3.3.

                  "PROPOSED TRANSFER DATE" shall have the meaning ascribed to that term in Section 3.3.

                  "PROSPECTUS" shall mean the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

                  "PURCHASE AGREEMENT" shall have the meaning ascribed to that term in the preamble hereto.

                  "PURCHASERS" shall have the meaning ascribed to that term in the preamble hereto.

                  "QUALIFYING IPO" shall mean an Initial Public Equity Offering generating aggregate gross proceeds to the Issuer of at least $50 million.

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                  "REGISTRABLE SECURITIES" shall mean any of the Shares (as
         defined below). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities by the Holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of by such Holder in accordance with such Registration Statement; (ii) such securities can be sold to the public without volume or manner of sale limitations pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act; (iii) such securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Issuer and subsequent disposition of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force; or (iv) such securities shall have ceased to be outstanding.

                  "REGISTRATION EXPENSES" shall mean all expenses incident to the Issuer's performance of or compliance with this Agreement, including, without limitation, all SEC and stock exchange or National Association of Securities Dealers, Inc. registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including, without limitation, in the event of an underwritten offering, reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Issuer and all independent certified public accountants, and, in the event of an underwritten offering, the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including (i) any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by Holders of such Registrable Securities or
         (ii) fees and expenses of one counsel, accountants and/or other experts or advisors for the Holders).

                  "REGISTRATION STATEMENT" shall mean any registration statement of the Issuer which covers any of the Registrable Securities pursuant to the provisions of this Agreement and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

                  "REQUISITE SHARES" shall mean a number of Registrable Securities equivalent to not less than 25% of the Registrable Securities outstanding as of any date of determination; PROVIDED, that no Registrable Security held by the Issuer or any of its Subsidiaries or Affiliates shall be included in determining such 25%.

                  "RULE 144" shall mean Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

                  "RULE 144A" shall mean Rule 144A under the Securities Act (or any successor provision), as such Rule may be amended from time to time.

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                  "SEC" shall mean the Securities and Exchange Commission.

                  "SECURITIES" shall have the meaning ascribed to that term in the preamble hereto.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

                  "SHARES" shall mean (i) the Common Stock issued to the Purchasers pursuant to the Purchase Agreement on the date hereof, whether held by any of them or any subsequent permitted assignee or transferee and (ii) any other securities issued or issuable to the Purchasers with respect to or in exchange for the Common Stock issued to the Purchasers pursuant to the Purchase Agreement, by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

                  "TAG-ALONG NOTICE" shall have the meaning ascribed to that term in Section 3.3.

                  "TAG-ALONG RIGHT" shall have the meaning ascribed to that term in Section 3.3.

                  "TRANSFER" shall have the meaning ascribed to that term in
         Section 3.1.

                  "TRANSFER AGENT" shall have the meaning ascribed to that term in Section 3.2.

                  "TRANSFER NOTICE" shall have the meaning ascribed to that term in Section 3.3.

                  "TRIGGERING EVENT" shall mean the earlier of: (i) October 25, 2003 and (ii) the 180th day (or such earlier date as determined by the Issuer in its sole discretion) following an Initial Public Equity Offering.

                  "VOTING STOCK" shall mean any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

                  "WITHDRAWAL ELECTION" shall have the meaning ascribed to that term in Section 2.3.

                  2. REGISTRATION RIGHTS AND OTHER RIGHTS AND OBLIGATIONS OF THE HOLDERS.

                  2.1. DEMAND REGISTRATION.

                  (a) REQUEST FOR REGISTRATION. At any time on or after the occurrence of a Triggering Event, Holders owning, individually or in the aggregate, at least the Requisite Shares may make written requests (a "Demand") for registration under the Securities Act of their Registrable Securities (a "DEMAND REGISTRATION"). Any such Demand will specify the number of Registrable

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Securities proposed to be sold and will also specify the intended method of disposition thereof. Subject to the other provisions of this Section 2.1, the Issuer shall give written notice of such Demand within 30 days after the receipt thereof to all other Holders. Within 30 days after receipt of such notice by any Holder, such Holder may request in writing that its Registrable Securities be included in such registration and the Issuer shall include in the Demand Registration the Registrable Securities of any such selling Holder requested to be so included. Each such request by such other selling Holders shall specify the number of Registrable Securities proposed to be sold and the intended method of disposition thereof. Upon a Demand, the Issuer will
(i) prepare, file and use its reasonable best efforts to cause to become effective within 150 days of such Demand a Registration Statement in respect of all the Registrable Securities that Holders request for inclusion therein; PROVIDED that if such Demand occurs during a Black Out Period (as defined below) or a period (not to exceed 90 days) during which the Issuer is prohibited or restricted from issuing or selling Common Stock pursuant to (a) any underwriting or purchase agreement relating to an underwritten public offering of Common Stock or securities convertible into or exchangeable for Common Stock under Rule 144A or registered under the Securities Act or (b) any agreement with a securityholder of the Issuer exercising registration rights pursuant to an agreement in existence on the date hereof (a "LOCK-UP PERIOD"), then the Issuer shall not be required to notify the Holders of such Demand or file such Registration Statement prior to the end of the Black Out Period or Lock-Up Period, as the case may be, in which event, the Issuer will use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable, but in no event later than 90 days after the end of the Black Out Period or Lock-Up Period, as the case may be, and (ii) keep such Registration Statement continuously effective for the shorter of (a) 180 days and (b) such period of time as all of the Registrable Securities included in such Registration Statement have been sold thereunder (such shorter period, the "EFFECTIVENESS PERIOD"). Notwithstanding anything set forth in the immediately preceding sentence, the Issuer may postpone the filing period, suspend the effectiveness of any registration, suspend the use of any Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference (other than an effective registration statement being used for an underwritten offering) in the event that, and for a period, in the case of any particular Demand Registration, not to exceed an aggregate of 45 days ("BLACK OUT PERIOD"), if (i) an event or circumstance occurs and is continuing as a result of which the Registration Statement, any related Prospectus or any document incorporated therein by reference as then amended or supplemented would, in the Issuer's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii)(a) the Issuer determines in its good faith judgment that the disclosure of such event at such time would have a material adverse effect on the business, operations or prospects of the Issuer or (b) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed; PROVIDED, FURTHER, that, if the effectiveness of any Registration Statement is suspended as a result of a Black Out Period, then the Effectiveness Period shall be extended by the number of days in any Black Out Period.

                  In the event of the occurrence of any Black Out Period during an Effectiveness Period, the Issuer will promptly notify the Holders of Registrable Securities thereof in writing.

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                  (b) EFFECTIVE REGISTRATION. Except as specifically provided herein, the Issuer is only required to effect two Demand Registrations under this Agreement (whether or not all of the Holders of Registrable Securities elect to participate in such Demand Registration on the basis set forth herein). A registration will not be deemed to have been effected as a Demand Registration, and thereby satisfy the obligation hereunder, unless it has been declared effective by the SEC and the Issuer has complied in all material respects with its obligations under this Agreement with respect thereto; PROVIDED that if, after it has become effective, the offering of Registrable Securities pursuant to such registration is or becomes the subject of any stop order, injunction or other order or requirement of the SEC or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of Registrable Securities pursuant to the registration (for any reason other than the act or omissions of the Holders) for the period of time contemplated hereby, then such registration will be deemed not to have been effected. If (i) a registration requested pursuant to this Section 2.1 is deemed not to have been effected or (ii) the registration requested pursuant to this Section 2.1 does not remain effective for the Effectiveness Period, then the Issuer shall not be deemed to have effected a Demand Registration and its obligations pursuant to this Section
2.1 will continue. The Holders of Registrable Securities shall be permitted to withdraw all or any part of the Registrable Securities from a Demand Registration at any time prior to the effective date of such Demand Registration. If at any time a Registration Statement is filed pursuant to a Demand Registration, and subsequently a sufficient number of the Registrable Securities are withdrawn from the Demand Registration so that such Registration Statement does not cover that number of Registrable Securities at least equal to one-half of the Requisite Shares, then the Holders who have not withdrawn their Registrable Securities shall have the opportunity to include an additional number of Registrable Securities in the Demand Registration so that such Registration Statement covers that number of Registrable Securities at least equal to one-half of the Requisite Shares. If an additional number of Registrable Securities is not so included, then the Issuer may withdraw the Registration Statement. Such withdrawn Registration Statement will not count as a Demand Registration and the Issuer shall continue to be obligated to effect such registration pursuant to this Section 2.1.

                  (c) PRIORITY IN DEMAND REGISTRATIONS PURSUANT TO SECTION
2.1. If a Demand Registration pursuant to this Section 2.1 involves an underwritten offering and the lead managing underwriter advises the Issuer in writing that, in its view, the number of Registrable Securities requested by the Holders to be included in such registration, together with any other securities permitted to be included in such registration exceeds the number that, in the view of such lead managing underwriter, can be sold, then the number of such Registrable Securities to be included in such registration shall be allocated PRO RATA among all requesting Holders on the basis of the relative number of Registrable Securities then held by each such Holder (provided that any Registrable Securities thereby allocated to any such Holder that exceed such Holder's request shall be reallocated among the remaining requesting Holders in like manner). In the event that the number of Registrable Securities requested to be included in such registration is less than the number that, in the view of the lead managing underwriter, can be sold, the Issuer may (with the written consent of the Requisite Holders not to be unreasonably withheld) include in such registration the Shares that the Issuer proposes to sell up to the number of Shares that, in the view of

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the lead managing underwriter, can be sold without adversely affecting the success of the offering, including the price at which the Registrable Securities can be sold.

                  (d) SELECTION OF UNDERWRITER. If the Holders so elect, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an underwritten offering. Holders of the Requisite Shares shall select one or more nationally recognized firms of investment bankers (to whom the Issuer shall not have reasonably objected) to act as the managing underwriter or underwriters in connection with such offering and shall select any additional investment bankers and managers to be used in connection with the offering PROVIDED, HOWEVER, that to the extent a GE Entity participates in the offering, it shall have the right to approve or disapprove of any underwriter in which General Electric Company has a direct or indirect interest of 5% or more.

                  (e) EXPENSES. The Issuer will pay all Registration Expenses in connection with the registrations requested pursuant to Section 2.1(a). Each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to any registration statement requested pursuant to this Section 2.1.

                  2.2. PIGGY-BACK REGISTRATION. If at any time the Issuer proposes to file a Registration Statement under the Securities Act with respect to an offering by the Issuer for its own account or for the account of any of its respective securityholders of any securities (other than (i) an Initial Public Equity Offering, unless other securityholders of the Issuer are participating therein; (ii) a registration statement on Form S-4 or S-8 (or any substitute forms that may be adopted by the SEC); (iii) a registration statement filed in connection with an offer or offering of securities by the Issuer for its own account solely to the Issuer's existing securityholders; (iv) a Demand Registration; or (v) a shelf registration statement filed pursuant to the Exchange and Registration Rights Agreement dated the date hereof among the Issuer and the other parties thereto), then the Issuer shall give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable (but in no event less than twenty (20) Business Days before the anticipated filing date), and such notice shall offer such Holders the opportunity to register such number of Registrable Securities as each such Holder may request (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof) (a "PIGGY-BACK REGISTRATION"). The Issuer shall use its reasonable best efforts to cause the managing underwriter or underwriters of such proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Issuer or any other securityholder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof; PROVIDED, HOWEVER, in no event shall the Issuer be required to reduce the number of securities proposed to be sold by the Issuer or alter the terms of the securities proposed to be sold by the Issuer in order to induce the managing underwriter or underwriters to permit Registrable Securities to be included. Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration Statement pursuant to this Section
2.2 by giving written notice to

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the Issuer of its request to withdraw no later than three (3) Business Days prior to the effectiveness of the Registration Statement. The Issuer may withdraw a Piggy-Back Registration at any time prior to the time it becomes effective; PROVIDED that the Issuer shall give prompt notice thereof to participating Holders. The Issuer will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 2.2, and each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to a registration statement effected pursuant to this Section 2.2.

                  No registration effected under this Section 2.2, and no failure to effect a registration under this Section 2.2, shall relieve the Issuer of its obligation to effect a registration upon the request of Holders pursuant to Section 2.1, and no failure to effect a registration under this
Section 2.2 and to complete the sale of Registrable Securities in connection therewith shall relieve the Issuer of any other obligation under this Agreement. In no event shall a Piggyback Registration be deemed to constitute a Demand Registration.

                  2.3. REDUCTION OF OFFERING.

                  PIGGY-BACK REGISTRATION. If the lead managing underwriter of any underwritten offering described in Section 2.2 has informed, in writing, the Holders of the Registrable Securities requesting inclusion in such offering that it is its opinion that the total number of securities that the Issuer, the Holders and any other Persons desiring to participate in such registration intend to include in such offering is such as to materially and adversely affect the success of such offering, including the price at which such securities can be sold, then the number of Registrable Securities to be offered for the account of such Holders participating in such registration shall be reduced or limited PRO RATA in proportion to the respective number of securities requested to be registered by such Holder to the aggregate number of Securities to be registered by all holders thereof in such registration to the extent necessary to reduce the total number of Registrable Securities requested to be included in such offering to the number of securities, if any, recommended by such lead managing underwriter. If a reduction in the Registrable Securities pursuant to this paragraph would, in the judgment of the lead managing underwriter, be insufficient to substantially eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, then such Registrable Securities will be excluded from such offering. In no event shall the Issuer be required to reduce the number of securities to be sold by it in the offering.

                  If, as a result of the proration provisions of this Section 2.3, any Holder shall not be entitled to include all Registrable Securities in a Piggy-Back Registration that such Holder has requested to be included, then such Holder may elect to withdraw his request to include Registrable Securities in such registration (a "WITHDRAWAL ELECTION"); PROVIDED that a Withdrawal Election shall be made prior to the effectiveness of the Registration Statement and shall be irrevocable and, after making a Withdrawal Election, a Holder shall no longer have any right to include Registrable Securities in the registration as to which such Withdrawal Election was made.

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                  2.4. LOCK-UP OF HOLDERS. If the Issuer has complied with
all of its obligations under this Agreement, then all Holders of Registrable Securities, upon request of the lead managing underwriter, shall agree not to sell or otherwise dispose of any Registrable Security owned by them for a period not to exceed, in the case of an Initial Public Offering, 180 days from the consummation of such Initial Public Equity Offering, and, in the case of any subsequent public equity offering of the Issuer, 90 days from the consummation of such offering, or, in each case, such shorter period as the lead managing underwriter shall otherwise agree.

                  2.5. BLOCKING RIGHTS. Prior to an Initial Public Equity Offering, so long as any Purchaser (including any of its Affiliates) beneficially owns, in the aggregate, 50% or more of the Shares purchased by such Purchaser (including its Affiliates) on the date hereof pursuant to the Purchase Agreement (a "MAJORITY HOLDER"), then the Issuer shall not, and shall not cause or permit any of its Subsidiaries to, without the prior written consent of each such Majority Holder, (i) issue any of its Capital Stock (x) without giving each Majority Holder not less than ten Business Days prior written notice of such proposed issuance and providing each Holder with a determination of the Fair Market Value of the Capital Stock proposed to be issued or (y) at a price that is less than the Fair Market Value of such Capital Stock (other than (A) not more than 16,000,000 shares of Capital Stock pursuant to the exercise of existing stock options issued to employees, management and directors, and (B) stock options, and the shares of Capital Stock issuable pursuant to the exercise of such stock options, granted to employees, management and directors after the date hereof; PROVIDED,that the aggregate number of shares issued pursuant to such additional stock options shall not, in any fiscal year of the Issuer, exceed the sum of (1) 0.75% of the total number of shares of Capital Stock outstanding on the first day of such fiscal year, PLUS (2) the number of shares which would have been issuable in such fiscal year pursuant to stock options referred to in item
(A) of this parenthetical which have theretofore been canceled); PROVIDED, that unless any Majority Holder shall object to such determination within 10 Business Days after receipt of notice thereof, such determination of Fair Market Value may be made by the Issuer's Board of Directors rather than by an Independent Financial Expert (as provided in the definition of such term) and PROVIDED, FURTHER, that, notwithstanding the foregoing, the Issuer shall not issue any shares of Preferred Stock after the date hereof; or (ii) directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Issuer or of a Subsidiary (other than the Issuer or a wholly owned subsidiary of the Issuer) or any beneficial holder of 10% or more of any class of Capital Stock of the Issuer or a Subsidiary of the Issuer or any officer, director or employee of the Issuer or a Subsidiary of the Issuer (an "AFFILIATE TRANSACTION") except as permitted by the Purchase Agreement and the form of indenture attached to the Purchase Agreement.

                  3. TRANSFERS/PREEMPTIVE RIGHTS.

                  3.1. GENERAL. Other than an Excluded Transfer, no GE Entity shall, directly or indirectly, sell, assign, give, transfer, exchange, convert, devise, bequeath, pledge or otherwise dispose of, in any transaction or series of transactions (each, a "TRANSFER"), any Shares or the beneficial ownership thereof or any interest therein except in compliance with this Section 3. The GE Entity agrees that every Transfer of its Shares shall comply with all federal and state securities laws applicable to such transaction.

                  3.2. RESTRICTIONS ON TRANSFER.

                  (a) The Issuer will keep, at the office or agency maintained by the Issuer for such purpose, a register or registers in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of, and registration of transfer of, Securities as provided in this Section. Each person designated by the Issuer from time to time as a person authorized to register the transfer and exchange of Securities is hereinafter called, individually and collectively, the "TRANSFER AGENT." The Issuer has initially appointed its Secretary and General Counsel as Transfer Agent. Upon written notice to the Secretary and General Counsel of the Issuer and any acting Transfer Agent, the Issuer may appoint a successor Transfer Agent for such purposes.

                  (b) Any Transfer made in violation of this Agreement by the Holders, the GE Entities or any of their Affiliates shall be deemed null and void and shall not be recorded as a transfer upon the stock transfer books of the Issuer. Each certificate representing Securities held by the Holders, the GE Entities and each of their Affiliates shall contain the legend set forth in Section 9(j) hereof indicating that the transfer of such Securities is subject to the terms and restrictions of this Agreement, and the GE Entities and the Holders hereby consent to the placement of such legend on the certificate or certificates representing the Securities beneficially owned by such party.

                  3.3. TAG-ALONG RIGHTS.

                  (a) Prior to a Qualifying IPO, none of the GE Entities will, directly or indirectly, sell or transfer beneficial ownership of shares representing any of the Common Stock of the Issuer (whether now or hereafter issued), in any transaction or series of related transactions to any Person (other than an Excluded Transfer) (such other Person being hereinafter referred to as the "PROPOSED PURCHASER"), the holders of Registrable Securities shall have the irrevocable and exclusive right, but not the obligation (the "TAG-ALONG RIGHT"), to require the Proposed Purchaser to purchase from each of them up to such number of Registrable Securities (the "INCLUDED SECURITIES") as is determined in accordance with Section 3.3(c). Any GE Entity shall give written notice (a "TRANSFER NOTICE") at least 30 days prior to the date of the proposed Transfer (the "PROPOSED TRANSFER DATE") to the holders of Registrable Securities specifying in reasonable detail (i) the identity of the Proposed Purchaser; (ii) the proposed amount of consideration, material terms and conditions of payment offered by such Proposed Purchaser (if the proposed consideration is not cash, then the Transfer Notice shall describe the terms of the proposed consideration) and the time and place of the closing for the proposed Transfer; and (iii) the number of and class of Securities proposed to be directly or indirectly Transferred by such GE Entity. The Tag-Along Right shall be exercised by any or all of the holders of Registrable Securities by giving written notice to the Issuer and the GE Entity giving such Transfer Notice ("TAG-ALONG NOTICE"), within 10 Business Days of receipt of the Transfer Notice, indicating its election to exercise the Tag-Along Right (the "PARTICIPATING HOLDERS"). The Tag-Along Notice shall state the amount of Registrable Securities that such Holder proposes to include in such Transfer to the Proposed Purchaser. Failure by any Holder to give such notice within the 10 Business Day period shall be deemed an election by such Holder not to sell its Registrable Securities pursuant to that Transfer. The closing with respect to any sale to a Proposed Purchaser pursuant to this Section 3.3 shall be held at the time and place specified in the Transfer Notice but in any event within 10 days of the Proposed Transfer Date. Consummation of the sale of Securities by the GE Entity to a Proposed Purchaser shall be conditioned upon consummation of the sale by each Participating Holder to such Proposed Purchaser of the Included Securities, if any.

                  (b) In the event that the Proposed Purchaser does not purchase Included Securities from the holders on the same terms and conditions as purchased from the GE Entity, then such GE Entity shall not Transfer any of its Securities to such Proposed Purchaser.

                  (c) Each Holder of Registrable Securities shall have the right to require the Proposed Purchaser to purchase from such Holder up to a percentage of the number of Registrable Securities owned by such Holder equaling the percentage derived by dividing the total number of shares of Common Stock that the GE Entity proposes to directly or indirectly Transfer by the total number of shares of Common Stock at the time beneficially owned by the GE Entity. In determining both the numerator and the denominator for purposes of the immediately preceding sentence, it shall be assumed that all convertible securities beneficially owned by such GE Entity have been converted or exchanged for the maximum number of shares of Common Stock such convertible securities may be converted into, exchanged or exercised for regardless of whether such convertible securities are immediately convertible, exchangeable or exercisable. If the number of shares of Common Stock any convertible securities may be converted, exchanged or exercised for is based upon the valuation of the Issuer or any of its subsidiaries or Affiliates as of a particular time, then an Independent Financial Expert shall be engaged by the Issuer (at the Issuer's cost and expense) to make a determination of such value for purposes of compliance with this Section 3.3(c).

                  (d) If a GE Entity is transferring shares of Common Stock, then any Included Securities purchased from the Participating Holders pursuant to this Section 3.3 shall be paid for in the same type of consideration and at the same price per share of Common Stock and upon the same terms and conditions of such proposed Transfer of Common Stock by the GE Entity. If the GE Entity is Transferring Convertible Securities, then any Included Securities purchased from the Participating Holders pursuant to this
Section 3.3 shall be paid for in the same type of consideration and at the same price per share of Common Stock assuming such Convertible Securities were converted, exercised or exchanged as of the date of Transfer (regardless of whether such GE Entity would have had the right to convert, exercise or exchange such Convertible Securities as of the date of Transfer). If determination of the per share price of Common Stock upon conversion, exchange or exercise of Convertible Securities as of any particular date is based upon the valuation of the Issuer or any of its subsidiaries or Affiliates as of a particular time, then an Independent Financial Expert shall be engaged by the Issuer (at the Issuer's cost and expense) to make a determination of such value as of the Transfer Date (such valuation shall be determined regardless of whether such Convertible Securities are convertible, exercisable or exchangeable as of such Transfer Date). The GE Entity shall arrange for payment directly by the Proposed Purchaser to each Participating Holder, upon delivery of the certificate or certificates representing the Included Securities duly endorsed for transfer, together with such other documents as the Proposed Purchaser may reasonably request.

                  (e) If at the end of 10 days following the Proposed Transfer Date the sale of Securities by the GE Entity and the sale of the Included Securities have not been completed in accordance with the terms of the Proposed Purchaser's offer in all material respects, then all certificates representing the Included Securities shall be returned to the Participating Holders, and all the restrictions on Transfer contained in this Agreement with respect to Securities beneficially owned by the GE Entity shall remain in effect.

                  3.4. DRAG-ALONG RIGHTS. If at any time prior to a Qualifying IPO, any of the GE Entities determine to Transfer Securities beneficially owned by them in a transaction, the consideration for which is all cash, and the result of which is to cause a Change of Control, then such GE Entities shall have the right to require the Holders of Registrable Securities to sell all, but not less than all, of their Registrable Securities to such transferee (the "DRAG-ALONG RIGHTS"). Any Registrable Securities purchased from the Holders pursuant to the Drag-Along Rights shall be paid for in cash, at the same price per Registrable Security and upon the same terms and conditions of such proposed transfer of Securities by the GE Entities. If Convertible Securities are transferred by the GE Entities, then the price per Registrable Security shall be determined in accordance with
Section 3.3(d) hereof.

                  3.5. PREEMPTIVE RIGHTS.

                  (a) If prior to a Qualifying IPO, any Purchaser (including its Affiliates) beneficially owns 50% or more of the shares of Series A Common Stock issued to such Purchaser on the date hereof pursuant to the Purchase Agreement, then in the event the Issuer proposes to sell Capital Stock to any Person after the date hereof (other than (i) stock options, and the shares of Capital Stock issuable pursuant to the exercise of such stock options, granted to employees, management and directors after the date hereof; PROVIDED, that the aggregate number of shares issued pursuant to such additional stock options shall not, in any fiscal year of the Issuer, exceed the sum of (1) 0.75% of the total number of shares of Capital Stock outstanding on the first day of such fiscal year, plus (2) the number of shares which would have been issuable in such fiscal year pursuant to stock options outstanding as of the date hereof which have theretofore been cancelled (ii) in connection with (A) acquisitions of assets or businesses,
(B) joint ventures, (C) commercial relationships or (D) debt refinancing acquisitions in an amount not to exceed 5% of the fully diluted Capital Stock, in each case with Persons other than Affiliates; PROVIDED that such transactions are approved by the Board of Directors, or (iii) pursuant to a Qualifying IPO), the Issuer shall offer to sell to each such Purchaser and/or their Affiliates, as the case may be, a portion of such Capital Stock equal to the percentage of the Issuer's underlying common equity (calculated on a fully diluted basis) held by such Purchaser or Affiliate thereof. Each such Pur-chaser or Affiliate thereof shall be entitled to purchase such Capital Stock at the most favorable price and on the most favorable terms as such Capital Stock is to be offered to any other Persons; PROVIDED that if all Persons entitled to purchase or receive such Capital Stock are required to also purchase other securities of the Issuer, the Purchasers or their Affiliates, as the case may be, shall also be required to purchase the same securities (on the same terms and conditions) that such other Persons are required to purchase.

                  (b) In order to exercise its purchase rights under Section 3.5(a), each Purchaser or Affiliate thereof, as the case may be, must within 15 Business Days of receipt of written notice from the Issuer describing in reasonable detail the Capital Stock and any other securities being offered, the purchase price thereof, the payment terms and the Purchaser's or Affiliate's, as the case may be, percentage allotment, deliver a written notice to the Issuer describing its election hereunder. Each Purchaser or Affiliate thereof, as the case may be, shall have the option to purchase less than all of its percentage allotment.

                  (c) Upon expiration of the offering periods described in
Section 3.5(b), the Issuer shall be entitled to sell such Capital Stock and other securities which the Purchasers or their Affiliates have elected not to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Purchasers and their Affiliates. Any Capital Stock offered or sold by the Issuer after such 90-day period must be reoffered to the Purchasers and/or their Affiliates, as the case may be, provided the Purchasers and/or their Affiliates continue to meet the requirements set forth in Section 3.5(a).

                  4. REGISTRATION PROCEDURES.

                  In connection with the obligations of the Issuer with respect to any Registration Statement pursuant to Sections 2.1 and 2.2 hereof, the Issuer shall:

                  (a) A reasonable period of time prior to the initial filing of a Registration Statement or Prospectus and a reasonable period of time prior to the filing of any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), furnish to the Holders of the Registrable Securities included in such Registration Statement and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders and such underwriters, if any, and use reasonable best efforts to cause the officers and directors of the Issuer, counsel to the Issuer and independent certified public accountants to the Issuer to respond to such reasonable inquiries as shall be necessary, in the opinion of respective counsel to such Holders and such underwriters, to conduct a reasonable investigation within the meaning of the Securities Act. The Issuer shall not file any such Registration Statement or related Prospectus or any amendments or supplements thereto in connection with a Demand Registration to which the Holders of a majority of the Registrable Securities included in such Registration Statement shall reasonably object on a timely basis;

                  (b) Prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder; cause the related Prospectus to be supplemented by any required Prospectus supplement and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented;

                  (c) Notify the holders of Registrable Securities to be sold and the managing underwriters, if any, promptly, and (if requested by any such person), confirm such notice in writing, (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment is proposed to be filed and (B) with respect to a Registration Statement or any post-effective amendment, when the same has become effective;
         (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (iii) of the issuance by the SEC, any state securities commission, any other governmental agency or any court of any stop order, order or injunction suspending or enjoining the use of a Prospectus or the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Issuer of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (v) of the happening of any event or information becoming known that makes any statement made in a Registration Statement or related Prospectus untrue in any material respect or that requires the making of any changes in such Registration Statement or Prospectus so that, in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and that in the case of a Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                  (d) Use its reasonable best efforts to avoid the issuance of or, if issued, obtain the withdrawal of any order enjoining or suspending the use of a Prospectus or the effectiveness of a Registration Statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction described in
         Section 4(h), at the earliest practicable moment;

                  (e) If requested by the lead managing underwriters, if any,
         (i) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, reasonably believe should be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment under the Securities Act as soon as practicable after the Issuer has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment; PROVIDED, HOWEVER, that the Issuer shall not be required to take any action pursuant to this Section 4(e) (A) that would, in the opinion of counsel for the Issuer, violate applicable law or (B) during and until the end of a Blackout Period;

                  (f) Upon written request to the Issuer, furnish to each Holder of Registrable Securities to be sold pursuant to a Registration Statement and each managing underwriter, if any, without charge, at least one conformed copy of such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference and all exhibits to the extent requested (including those previously furnished or incorporated by reference) as soon as practicable after the filing of such documents with the SEC;

                  (g) Deliver to each Holder of Registrable Securities to be sold pursuant to a Registration Statement and the underwriters, if any, without charge, as many copies of the Prospectus (including each form of prospectus) and each amendment or supplement thereto as such persons reasonably request; and the Issuer hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto in accordance with Applicable Law;

                  (h) Prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the Holders of Registrable Securities to be sold, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as any such Holder or underwriter reasonably requests in writing; and keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective hereunder and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement; PROVIDED, HOWEVER, that the Issuer shall not be required to
         (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action which would subject it to general service of process or to taxation in any jurisdiction where it is not so subject;

                  (i) In connection with any sale or transfer of Registrable Securities that will result in such securities no longer being Registrable Securities, cooperate with the Holders thereof and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depository Trust Company and to enable such Registrable Securities to be in such de-nominations and registered in such names as the managing underwriters, if any, or such Holders may request at least five Business Days prior to any sale of Registrable Securities;

                  (j) Upon the occurrence of any event contemplated by Section 4(c)(v), as promptly as practicable, prepare a supplement or amendment, including, if appropriate, a post-effective amendment, to each Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document so that, as thereafter delivered, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, however, that the Issuer shall not be required to take any action pursuant to this
         Section 4(j) during and until the end of a Blackout Period;

                  (k) Enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings and reasonably acceptable to the Issuer) and take all such other reasonable actions in connection therewith (including those reasonably requested by the managing underwriters, if any) in order to expedite or facilitate the disposition of such Registrable Securities, and, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (i) make such representations and warranties to the underwriters and selling Holders, if any, with respect to the business of the Issuer and its subsidiaries (including with respect to businesses or assets acquired or to be acquired by any of them), and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and reasonably acceptable to the Issuer and confirm the same if and when requested; (ii) use reasonable best efforts to obtain opinions of counsel to the Issuer and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, addressed to each of the underwriters, and selling Holders, if any) covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters or selling Holders; (iii) use its reasonable best efforts to obtain customary "cold comfort" letters and updates thereof from the independent certified public accountants of the Issuer (and, if necessary, any other independent certified public accountants of any subsidiary of the Issuer or of any business acquired by the Issuer for which financial statements and financial data is, or is required to be, included in the Registration Statement) addressed (where reasonably possible) to each of the underwriters and selling Holders, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings; (iv) if an underwriting agreement is entered into, then the same shall contain indemnification provisions and procedures no less favorable to the underwriters, if any, than those set forth in Section 6 hereof (or such other provisions and procedures reasonably acceptable to the managing underwriters, if any); and (v) deliver such documents and certificates as may be reasonably requested by the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Issuer;

                  (l) Make reasonably available for inspection by a representative of any underwriter participating in any such disposition of Registrable Securities, and any attorney, consultant or accountant retained by such selling Holders or underwriter, at the offices where normally kept, during reasonable business hours and accompanied by representatives of the Issuer and not to unreasonably interfere with the Issuer's business, all pertinent financial and other records, corporate documents and properties of the Issuer and its subsidiaries (including with respect to businesses and assets acquired or to be acquired to the extent that such information is available to the Issuer) and cause the officers, directors, agents and employees of the Issuer and its subsidiaries (including with respect to businesses and assets acquired or to be acquired to the extent that such information is available to the Issuer) to supply all information in each case reasonably requested by any such representative, underwriter, attorney, consultant or accountant in connection with such Registration Statement; PROVIDED, HOWEVER, that such persons shall first agree in writing with the Issuer that any information that is reasonably and in good faith designated by the Issuer in writing as confidential at the time of delivery of such information shall be kept confidential by such Persons, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities; PROVIDED, HOWEVER, that before any such disclosure such Persons shall give the Issuer notice of the need for such disclosure as soon as practicable to enable the Issuer to obtain a protective order against such disclosure; (ii) disclosure of such information is required by law (including any disclosure requirements pursuant to Federal securities laws in connection with the filing of the Registration Statement or the use of any Prospectus); (iii) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard such information by such Person; or (iv) such information becomes available to such Person from a source other than the Issuer and its subsidiaries and such source is not bound by a confidentiality agreement;

                  (m) Comply with all applicable rules and regulations of the SEC and make generally available to their securityholders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act, no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or reasonable efforts underwritten offering and (ii) if not sold to underwriters in such an offering, then commencing on the first day of the first fiscal quarter after the effective date of a Registration Statement, which statement shall cover said period, consistent with the requirements of Rule 158 under the Securities Act; and

                  (n) Cooperate with each seller of Registrable Securities covered by any Registration Statement and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc.

                  The Issuer may require a Holder of Registrable Securities to be included in a Registration Statement to furnish to the Issuer such information regarding (i) the intended method of distribution of such Registrable Securities; (ii) such Holder; and (iii) the Registrable Securities held by such Holder as is required by law to be disclosed in such Registration Statement and the Issuer may exclude from such Registration Statement the Registrable Securities of any Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. The Issuer shall not be required to provide indemnification to any underwriter or any other person relating to information referred to in clauses (i) and (ii) provided to the Issuer in writing specifically for inclusion in such Registration Statement.

                  If any such Registration Statement refers to any Holder by name or otherwise as the Holder of any securities of the Issuer, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Holder, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Issuer's securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Issuer or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act, the deletion of the reference to such Holder in any amendment or supplement to the Registration Statement filed or prepared subsequent to the time that such reference ceases to be required.

                  Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in Section 4(c)(ii), 4(c)(iii), 4(c)(iv) or 4(c)(v) hereof, such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(j) hereof, or until it is advised in writing (the "ADVICE") by the Issuer that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus. If the Issuer shall give any such notice, then the Effectiveness Period shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each Holder of Registrable Securities covered by such Registration Statement shall have received (x) the copies of the supplemented or amended Prospectus contemplated by Section 4(j) hereof or (y) the Advice and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus.

                  5. COVENANT.

                  The Issuer shall not, directly or indirectly, modify, supplement or amend, in any manner that would be adverse to a Holder, the amended and restated certificate of incorporation of the Issuer filed with the Secretary of State of the State of Delaware on October 25, 2000, without the consent of Holders owning more than 75% of the Registrable Securities.

                  6. PUT RIGHT.

                  6.1. (i) REDEMPTION AT OPTION OF HOLDERS. In the event a Qualifying IPO has not occurred, any Holder that, together with its affiliates, owns not less than 20% of the Registrable Securities shall have the right, by written notice (the "PRIMARY PUT NOTICE") given during the first 15 Business Days of any quarterly fiscal period of the Issuer occurring after October 25, 2006 and prior to October 25, 2010 to require the Issuer to repurchase ("PUT") all and not less than all of such Holder's Registrable Securities (the "PRIMARY PUT SHARES"). Upon receipt of a Primary Put Notice, the Issuer shall immediately give written notice (the "ISSUER NOTICE OF PUT") to each other Holder, if any, of Registrable Securities, which Issuer Notice of Put shall include a copy of the related Primary Put Notice originally delivered to the Issuer and shall state that each other Holder of Registrable Securities shall be entitled to exercise its Put right by delivery to the Issuer, within 15 Business Days after the date of the Issuer Notice of Put, of a put notice (a "TRIGGERED PUT NOTICE" and, together with a Primary Put Notice, a "PUT NOTICE") with respect to all and not less than all of its Registrable Securities (the "TRIGGERED PUT SHARES" and, together with the Primary Put Shares, the "PUT SHARES"). The Issuer shall repurchase all Put Shares with respect to which it has received a Put Notice, upon not less than 10 Business Days' prior written notice to the electing Holders of Registrable Securities (setting forth the date, time and place of such repurchase), and within 120 days of the date of the Primary Put Notice (the "PUT DATE"). In the event that Holders of more than 75% of the Registrable Securities exercise the Put, the Issuer will give prompt written notice of such fact to all non-exercising Holders of Registered Securities and any such Holder that does not deliver a Triggered Put Notice within 15 days of such notice will have no further rights under this Section 6. The repurchase by the Issuer of all Put Shares of each Holder that has timely elected to exercise its Put shall occur simultaneously and shall be in accordance with the terms and provisions of this Section 6. Any timely delivered Put Notice given to the Issuer shall be effective and, subject to Section 6.2, the Issuer shall be obligated to repurchase the related Put Shares pursuant to this Section 6.

                 (ii) PUT PRICE. The repurchase price ("PUT PRICE") to be paid for each Put Share so redeemed pursuant to this Section 6 shall be an amount calculated as of the date of the Primary Put Notice (the "DETERMINATION DATE") equal to the greater of (A) the Fair Market Value of such Put Share and (B) an amount equal to the quotient of (x) five times the Consolidated Cash Flow (as defined in the Indenture) of the Issuer as of the Determination Date minus the sum of (1) the amount of the consolidated Indebtedness (as defined in the Indenture) of the Issuer and its Subsidiaries as of the Determination Date, (2) the amount of accrued interest on such Indebtedness, (3) the aggregate liquidation preference of all shares of Preferred Stock (as defined in the Indenture) of the Issuer and its Subsidiaries outstanding as of the Determination Date and (4) the amount of accrued and unpaid dividends on such shares of Preferred Stock, plus the sum of (a) cash and Cash Equivalents (as defined in the Indenture) of the Issuer and its Subsidiaries as of the Determination Date and (b) the aggregate exercise price of all options or warrants to purchase, or securities convertible into or exercisable for, shares of common stock of the Issuer outstanding as of the Determination Date, divided by (y) the number of shares of common stock of the Issuer outstanding (as determined on a Fully Diluted Basis (as defined in the Purchase Agreement)) as of the Determination Date.

                (iii) EXERCISE OF PUT. A Holder of Put Shares may exercise a Put by delivering a Put Notice to the Issuer. At each closing, which shall take place at the principal office of the Issuer, the Holder shall receive from the Issuer a wire transfer of immediately available funds in an amount equal to the total Put Price for all Put Shares redeemed by such Holder pursuant to such Put against receipt of the Put Shares which shall be free of any liens or other encumbrances.

                  6.2. INSUFFICIENT CORPORATE SURPLUS AND OTHER RESTRICTIONS ON THE ISSUER'S ABILITY TO REDEEM REGISTRABLE SECURITIES. If the Issuer is required pursuant to Section 6.1 to redeem Put Shares and if the Issuer shall not have sufficient surplus to permit it to lawfully purchase all of the Put Shares subject to the Put, the Issuer shall promptly use commercially reasonable efforts necessary to adjust the capital of the Issuer and use commercially reasonable efforts to take such other steps as may be necessary or appropriate in order to enable the Issuer to lawfully purchase and pay for the same; PROVIDED, HOWEVER, that nothing set forth in this Section 6.2. shall be construed to require the Issuer's shareholders to make additional capital contributions or otherwise incur personal liability in order to permit the Issuer to lawfully purchase any of such Put Shares. In addition, the performance by the Issuer of the obligations set forth in this Section 6 shall not be excused by reason of any failure by the Issuer to have sufficient funds required to satisfy said obligations. If, however, the Issuer is unable to satisfy its obligations under this Section 6 by reason of any restriction, whether direct or indirect, whether legal or contractual, on the ability of the Issuer to satisfy said obligations, the Issuer will meet such obligations on the earliest practicable date, if any, such restrictions no longer prevent the Issuer from satisfying such obligations.

                  6.3. TERMINATION OF PUT RIGHT. Notwithstanding anything to the contrary in this Section 6, the Holders' rights under this Section 6 shall terminate upon the consummation of a Qualifying IPO, and the Issuer shall have no obligation to purchase any Registrable Securities pursuant to this Section 6 after the consummation of a Qualifying IPO except for Put Shares which are the subject of a valid Primary Put Notice and/or Triggered Put Notice delivered in accordance with the provisions of this Section 6 prior to the consummation of such Qualifying IPO.

                  7. CALL OPTION.

                  (i) In the event a Qualifying IPO has not occurred, the Issuer shall have the right to repurchase by written notice (the "Call Notice") given during the first 15 Business Days of any quarterly fiscal period of the Issuer occurring after October 25, 2007 and prior to October 25, 2010 (the "Call Option") all and not less than all outstanding Registrable Securities from all the Holders. The Call Notice must be delivered at least 15 Business Days prior to the date on which the Issuer has elected to purchase all outstanding Registrable Securities (the "Call Closing Date"). The Holders' Registrable Securities shall be purchased by the Issuer on the Call Closing Date by payment of the required purchase price by wire transfer in immediately available funds against receipt of the applicable Registrable Securities which shall be free of any liens or other encumbrances.

                  (ii) The repurchase price ("PUT PRICE") to be paid for each Share subject to the Call Option so redeemed pursuant to this Section 7 shall be an amount calculated as of the date of the Call Notice (the "CALL DETERMINATION DATE") equal to the greater of (A) the Fair Market Value of such Share and (B) an amount equal to the quotient of (x) five times the Consolidated Cash Flow (as defined in the Indenture) of the Issuer as of the Call Determination Date minus the sum of (1) the amount of the consolidated Indebtedness (as defined in the Indenture) of the Issuer and its Subsidiaries as of the Call Determination Date, (2) the amount of accrued interest on such Indebtedness, (3) the aggregate liquidation preference of all shares of Preferred Stock (as defined in the Indenture) of the Issuer and its Subsidiaries outstanding as of the Call Determination Date and (4) the amount of accrued and unpaid dividends on such shares of Preferred Stock, plus the sum of (i) cash and Cash Equivalents (as defined in the Indenture) of the Issuer and its Subsidiaries as of the Call Determination Date and (ii) the aggregate exercise price of all options or warrants to purchase, or securities convertible into or exercisable for, shares of common stock of the Issuer outstanding as of the Call Determination Date, divided by (y) the number of shares of common stock of the Issuer outstanding (as determined on a Fully Diluted Basis (as defined in the Purchase Agreement)) as of the Call Determination Date. Payment of the purchase price for the Shares subject to the Call Option will be made by wire transfer in immediately available funds.

8.       INDEMNIFICATION AND CONTRIBUTION.

                  (a) The Issuer shall indemnify and hold harmless each Holder, each underwriter who participates in an offering of Registrable Securities, their respective Affiliates, each Person, if any, who controls any of such parties within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act and each of their respective directors, officers, partners, employees and agents, as follows:

                  (i) from and against any and all loss, liability, claim, damage and expense whatsoever, joint or several, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment thereto), covering Registrable Securities, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto) or the omission or alleged omission there-from of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                  (ii) from and against any and all loss, liability, claim, damage and expense whatsoever, joint or several, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any court or governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the prior written consent of the Issuer; and

                  (iii) from and against any and all expenses whatsoever, as incurred (including reasonable fees and disbursements of one counsel chosen by the Holders or any underwriter (except to the extent otherwise expressly provided in Section 8(c) hereof)), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any court or governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) of this Section 8(a);

PROVIDED that this indemnity does not apply to any loss, liability, claim, damage or expense to the extent arising out of an untrue statement or omission or alleged untrue statement or omission (i) made in reliance upon and in conformity with written information furnished to the Issuer by a Holder or any underwriter in writing expressly for use in the Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto) or (ii) contained in any preliminary prospectus if such Holder or such underwriter failed to send or deliver a copy of the Prospectus (in the form it was first provided to such parties for confirmation of sales) to the Person asserting such losses, claims, damages or liabilities on or prior to the delivery of written confirmation of any sale of securities covered thereby to such Person in any case where such delivery is required by the Securities Act and such Prospectus would have corrected such untrue statement or omission or (iii) contained in any Prospectus if such Holder or underwriter failed to send or deliver a copy of the Prospectus, as subsequently amended or supplemented, to the Person asserting such losses, claims, damages or liabilities on or prior to the delivery of written confirmation of any sale of securities covered thereby to such Person (if such Prospectus was so amended or supplemented by such time) and such Prospectus, as so amended or supplemented would have corrected such untrue statement or omission. Any amounts advanced by the Issuer to an indemnified party pursuant to this Section 8 as a result of such losses shall be returned to the Issuer if it shall be finally determined by such a court in a judgment not subject to appeal or final review that such indemnified party was not entitled to indemnification by the Issuer.

         (b) By accepting the benefits of this Agreement, each Holder agrees, severally and not jointly, to indemnify and hold harmless the Issuer, each underwriter who participates in an offering of Registrable Securities and the other selling Holders and each of their respective Affiliates, directors, officers (including each officer of the Issuer who signed the Registration

Statement), partners, employees and agents and each Person, if any, who controls the Issuer, any underwriter or any other selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all loss, liability, claim, damage and expense whatsoever described in the indemnity contained in Section 8(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Issuer by such selling Holder expressly for use in the Registration Statement (or any amendment thereto), or any such Prospectus (or any amendment or supplement thereto).

         (c) Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, enclosing a copy of all papers properly served on such indemnified party, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have other than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of any such action. If an indemnifying party so elects within a reasonable time after receipt of such notice, then such indemnifying party, jointly with any other indemnifying party, may assume the defense of such action with counsel chosen thereby and approved by the indemnified parties defendant in such action (such approval not to be unreasonably withheld); PROVIDED that if any such indemnified party reasonably determines, based on advice of counsel, that there may be legal defenses available to such indemnified party which are different from or in addition to those available to such indemnifying party or that representation of such indemnifying party and any indemnified party by the same counsel would present a conflict of interest, then such indemnifying party or parties shall not be entitled to assume such defense. After notice from the indemnifying party to such Indemnified Person of its election to so assume the defense thereof and approval by such Indemnified Person of counsel appointed to defend such action, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such Indemnified Person without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such Indemnified Person waived in writing its rights under this
Section 8 in which case the Indemnified Person may effect such a settlement without such consent. If an indemnifying party is not entitled to assume the defense of such action as a result of the proviso to the preceding sentence, then counsel for such indemnifying party shall be entitled to conduct the defense of such indemnifying party and counsel for each indemnified party or parties shall be entitled to conduct the defense of such indemnified party or parties. If an indemnifying party assumes the defense of an action in accordance with and as permitted by the provisions of this paragraph, then such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel), separate from its own counsel, for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

         (d) In order to provide for just and equitable contribution in circumstances under which any of the indemnity provisions set forth in this
Section 8 is for any reason held to be unavailable to the indemnified parties although applicable in accordance with its terms, the Issuer and the Holders shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Issuer and the Holders, as incurred; PROVIDED that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. As between the Issuer and the Holders, such parties shall contribute to such aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement in such proportion as shall be appropriate to reflect the relative fault of the Issuer, on the one hand, and Holders, on the other hand, with respect to the statements or omissions which resulted in such loss, liability, claim, damage or expense, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault of the Issuer, on the one hand, and of the Holders, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer, on the one hand, or by or on behalf of the Holders, on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Issuer and the Holders of the Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 8 were to be determined by PRO RATA allocation or by any other method of allocation that does not take into account the relevant equitable considerations. For purposes of this Section 8, each Affiliate of each Holder, and each director, officer, partners, employee, agent and Person, if any, who controls a Holder or such Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Holder, and each director of the Issuer, each officer of the Issuer who signed the Registration Statement, and each Person, if any, who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Issuer.

         9. RULE 144A.

         The Issuer shall use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time it is not required to file such reports but in the past had been required to or did file such reports, it will, upon the request of any holder or beneficial owner of Registrable Securities, make available other information as required by, and so long as necessary to permit, sales of Registrable Securities pursuant to Rule 144A. Notwithstanding the foregoing, nothing in this Section 9 shall be deemed to require the Issuer to register any of its securities pursuant to the Exchange Act.

         10. UNDERWRITTEN REGISTRATIONS.

         No Person may participate in any underwritten registration hereunder unless such person (i) agrees to sell such Registrable Securities on the basis reasonably provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrange-ments and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

                  11. NON-VOTING OBSERVERS.

                  (a) Each original Purchaser, for so long as such Holder holds at least 50% of the outstanding shares of Series A Common Stock originally purchased by such Holder on the date hereof pursuant to the Purchase Agreement, shall serve as a non-voting observer of the Board of Directors (each, a "NON-VOTING OBSERVER").

                  (b) Any Non-Voting Observer: (i) shall be permitted to attend meetings of the Board of Directors, in person or telephonically, and
(ii) shall be notified of any meeting of the Board of Directors, including such meeting's time and place, in the same manner as members of the Board of Directors receive such notice, and given the same access to information (including any copies of all materials distributed to members of the Board of Directors) concerning the business and operations of the Issuer at the same time as members of the Board of Directors; PROVIDED that such Non-Voting Observer shall have entered into a confidentiality agreement with respect to any such materials received and discussions participated in by such Non-Voting Observer with such confidentiality agreement to contain the terms set forth on Schedule A hereto and such other terms as may be reasonably requested by the Board of Directors.

                  (c) The Issuer shall cause each Non-Voting Observer to be reimbursed for reasonable travel expenses incurred in connection with such Non-Voting Observer's attendance at meetings of the Board of Directors.

                  12. MISCELLANEOUS.

                  (a) REMEDIES. In the event of a breach by the Issuer, any GE Entity or by a Holder of any of its obligations under this Agreement, each Holder, GE Entity and the Issuer, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Issuer, each GE Entity and each Holder agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of any of the provisions of this Agreement and each hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

                  (b) NO INCONSISTENT AGREEMENTS. None of the Issuer, or any GE Entity will enter into any agreement that is inconsistent with the rights granted to the Holders and indemnified persons in this Agreement or otherwise conflicts with the provisions hereof. Without the written consent of the Holders of a majority of the outstanding Shares, the Issuer and the GE Entities shall not grant to any Person any rights that conflict with or are inconsistent with the provisions of this Agreement.

                  (c) AMENDMENTS AND WAIVERS. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, otherwise than with the prior written consent of the Holders of more than 75% of the then outstanding Shares and the Issuer. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other Holders may be given by Holders of a majority of the Registrable Securities being sold by such Holders pursuant to such Registration Statement; PROVIDED, HOWEVER, that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence. Notwithstanding the foregoing, no amendment, modification, supplement, waiver or consent with respect to Section 8 shall be made or given otherwise than with the prior written consent of each Holder or former Holder affected thereby.

                  (d) NOTICES. All notices and other communications provided for herein shall be made in writing by hand-delivery, next-day air courier, certified first-class mail, return receipt requested, telex or telecopier:

                  (i) if to the Issuer, as provided in the Purchase Agreement,

                  (ii) if to a GE Entity

                          GE Investment Private Placement Partners II, a
                               Limited Partnership, a Delaware limited
                               partnership
                          3003 Summer Street
                          Stamford, Ct.  06904
                          Attention:    Andreas Hildebrand

                  (iii) if to the Purchasers, as provided in the Purchase Agreement, or

                  (iv) if to any other Person who is then the registered Holder of Shares or Registrable Securities, to the address of such Holder as it appears in the register therefor of the Issuer.

                  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; one Business Day after being timely delivered to a next-day air courier; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged by the recipient's telecopier machine, if telecopied.

                  (e) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder of Shares. The Issuer may not assign any of its rights hereunder without the prior written consent of each Holder of Shares; PROVIDED that a merger or consolidation of the Issuer with another Person pursuant to which the issuer or issuers of any securities issued to

Holders of Shares in connection with such merger or consolidation becomes obligated under this Agreement and the GE Entities confirm their agreements with respect to the securities of such issuer or issuers shall not be considered an assignment. Notwithstanding the foregoing, no successor or assignee of the Issuer shall have any of the rights granted under this Agreement until such Person shall acknowledge its rights and obligations hereunder by a signed written statement of such person's acceptance of such rights and obligations. If any transferee of any Holder shall acquire Shares in any manner, whether by operation of law or otherwise, then such Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Shares such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such person shall be entitled to receive the benefits hereof.

                  (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same Agreement.

                  (g) GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND ENFORCED IN ACCORDANCE WITH AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

                  If any action, proceeding or litigation shall be brought by any Purchaser or any Holder in order to enforce any right or remedy under this Agreement the Issuer and the GE Entities hereby consent and will submit, and will cause each of their respective Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. The Issuer and the GE Entities hereby irrevocably waive any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. The Issuer and the GE Entities further agree that it shall not, and shall cause its Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement, in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

                  The Issuer and the GE Entities hereby irrevocably designate CT Corporation System at an address in New York City designated at the Closing Time as the designee, appointee and agent of the Issuer and the GE Entities to receive, for and on behalf of the Issuer and the GE Entities, service of process in such jurisdiction in any action, proceeding or litigation with respect to this Agreement. The Issuer and the GE Entities further irrevocably consent to the service of process of any of the aforementioned courts in any such action, proceeding or litiga-tion by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Issuer at its said address, such service to become effective thirty (30) days after such mailing.

                  Nothing herein shall affect the right of any Holder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer and the GE Entities in any other jurisdiction. If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

                  THE ISSUER AND THE GE ENTITIES HEREBY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT.

                  (h) SEVERABILITY. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

                  (i) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. All references made in this Agreement to "Section", "paragraph" and "clause" refer to such Section, paragraph or clause of this Agreement, unless expressly stated otherwise.

                  (j) LEGENDS. Each Holder and each of the GE Entities agree that the following legend shall be placed on certificates representing any Securities owned by them:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF A REGISTRATION RIGHTS AND STOCKHOLDERS AGREEMENT DATED AS OF OCTOBER 25, 2000, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF D AND W HOLDINGS, INC. AND IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.

The Issuer agrees to remove the legend on the Shares upon the resale of such Shares in accordance with the terms of Section 2 or 3 of this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Registration Rights and Stockholders Agreement to be duly executed as of the date first written above.

                                                     D and W HOLDINGS, INC.

                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

                                                     GE INVESTMENT PRIVATE
                                                     PLACEMENT PARTNERS II, A
                                                     LIMITED PARTNERSHIP(1)

                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

                                                     [                         ]

                                                     By:

                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

                                                     [                         ]

                                                     By:

                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

-----------------------
(1)   Please advise as to proper signature block.

                                                     [                         ]

                                                     By:

                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

                                                     [                         ]

                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

                                                     [                         ]

                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

                                                     [                         ]

                                                     By:

                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

                                                                      SCHEDULE A

                  For the purposes of this Agreement, "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of the Issuer or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Issuer or such Subsidiary, PROVIDED that such terms does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Issuer or any Subsidiary or
(d) constitutes financial statements delivered to you under Section 6 of the Purchase Agreement that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, PROVIDED that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Shares), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Agreement, (iii) any Institutional Investor to which you sell or offer to sell such Shares or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Agreement),
(iv) any Person from which you offer to purchase any security of the Issuer (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Agreement),
(v) any federal or state regulatory authority having jurisdiction over you,
(vi) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you,
(x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Shares and this Agreement.